SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): November 6, 2003


                          Sutter Holding Company, Inc.

             (Exact name of registrant as specified in its charter)



           Delaware                    1-15733                  59-2651232
        (State or other              (Commission             (I.R.S. Employer
jurisdiction of incorporation)      File Number)            Identification No.)


                           150 Post Street, Suite 405
                         San Francisco, California 94108

               (Address of principal executive offices) (zip code)

                                 (415) 788-1441
                         (Registrant's telephone number,
                              including area code)



         (Former name or former address, if changed since last report.)

Item 5.       Other Events and Regulation FD Disclosure

On November 6, 2003, the Company borrowed $666,000 from Knight Fuller, Inc. ("KFI"), an entity controlled by officers of the Company, and executed an unsecured promissory note (the "Note") in that principal amount in favor of KFI. The principal amount of the Note bears interest at 8% per annum, with accrued interest payable monthly commencing on December 6, 2003. The Note principal and accrued interest are payable on demand and the Note therefore has no fixed maturity date. The Note is part of an aggregate of $1,666,000 in total principal amount borrowed by the Company from KFI since October 1, 2003 under the same terms. Proceeds from these borrowings were used to refinance $1 million of debt that was bearing interest at 10% per annum, and the balance of the borrowed principal will be used for the acquisition of Progressive Lending, LLC and working capital purposes.

This report contains certain current and forward-looking statements and information relating to the above transaction that are based on the beliefs of its management as well as assumptions made by and information currently available to its management. These statements reflecting management's current view about the proposed transaction are subject to certain risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, or should information currently believed to be true prove to be untrue, actual events may vary materially from those described in this report as anticipated, estimated or expected. Factors which could cause or contribute to such differences include, but are not limited to the satisfaction of conditions in the agreement referred to above. The forward-looking statements contained in this press release speak only as of the date hereof and the company disclaims any intent or obligation to update these forward-looking statements.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Dated: November 19, 2003          SUTTER HOLDING COMPANY, INC

                                  By: s/ WILLIAM G. KNUFF, III
                                      ----------------------------
                                       William G. Knuff, III,
                                       Co-Chief Executive Officer




















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